Exhibit 3.2

ARES REAL ESTATE INCOME TRUST INC.

ARTICLES SUPPLEMENTARY

Ares Real Estate Income Trust Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, classified and designated 300,000,000 authorized but unissued shares of common stock, $0.01 par value per share, of the Corporation as shares of Class B common stock, $0.01 par value per share (the “Class B Common Shares”), of the Corporation, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption for such Class B Common Shares which, upon any restatement of the Charter, shall become part of Article V or Article VI of the Charter, as appropriate, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.

Class B Common Shares

(1) Authorized Shares. Of the total number of authorized Common Shares, 300,000,000 shares are classified as Class B Common Shares.

(2) Definitions.  As used herein, the following terms shall have the following meanings and shall be added to those definitions listed in Article V of the Charter unless the context otherwise requires:

“Class B Conversion Rate” shall mean the fraction, the numerator of which is the Class B NAV Per Share and the denominator of which is the Class I-PR NAV Per Share.

“Class B NAV Per Share” shall mean the net asset value per Class B Common Share, calculated as described in the most recent Valuation Procedures.

(3) Conversion of Class B Common Shares to Class I-PR Common Shares. Each Class B Common Share held in a Stockholder's account shall automatically and without any action on the part of the holder thereof convert into a number of Class I-PR Common Shares (including fractional shares) equal to the Class B Conversion Rate on the earliest of (a) a Listing of any class of Common Shares or (b) a merger or consolidation of the Corporation with or into another entity in which the Corporation is not the surviving entity, or the sale or other disposition of all or substantially all of the Corporation’s assets.

(4) Rights Upon Liquidation. Immediately before any liquidation, dissolution or winding up, or any distribution of the assets of the Corporation pursuant to a plan of liquidation, dissolution or winding up, Class B Common Shares will automatically convert to Class I-PR Common Shares (including fractional shares) at the Class B Conversion Rate.

(5) Voting Rights.  Holders of Class B Common Shares shall not be entitled to vote such shares on any matter upon which Stockholders are entitled to vote.

SECOND: The Class B Common Shares have been designated and classified by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Co-President and attested to by its Secretary on this 13th day of October, 2025.

ATTEST:ARES REAL ESTATE INCOME TRUST INC.

By: /s/ Joshua J. WidoffBy: /s/ Jeffrey W. Taylor

Name: Joshua J. WidoffName: Jeffrey W. Taylor

Title: SecretaryTitle: Co-President